Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND

707 17th STREET, SUITE 3600

DIRECTOR - INVESTOR RELATIONS

DENVER, COLORADO 80202	303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES SIGNIFICANT GAS DISCOVERY IN UTICA SHALE AND

ACQUIRES ARK-LA-TEX PROPERTIES FOR $285 MILLION

DENVER, COLORADO - April 1, 2008 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) announced today a new natural gas discovery in the Utica Shale located in Quebec, Canada.  In addition, the Company announced that is has agreed to purchase properties located in its Ark-La-Tex core areas for $285 million.

Utica Shale

Over the last two years, Forest has accumulated approximately 269,000 net acres, under lease or farmout, in the St. Lawrence Lowlands in Quebec, Canada.  Two vertical pilot wells were drilled in 2007, testing the Utica Shale, to a total depth of approximately 4,800 feet.  Production rates tested up to 1 MMcfe/d.   Although the play is still in the early stages, Forest believes the initial results are encouraging due to the following factors:

•                  Shallow depth of the shale

•                  Rock properties are comparable to other more established shale plays

•                  High-quality natural gas with minimal impurities

•                  Infrastructure in place with nearby access to major pipelines

•                  Premium natural gas pricing to NYMEX makes the economics compelling

Forest plans to drill three horizontal wells in 2008 to refine its drilling and completion techniques.  Based on technical data and the vertical pilot well program, the preliminary net resource potential on Forest’s acreage is estimated to be approximately 4 Tcfe.  First production is expected in 2009 with the potential for a full scale drilling program in 2010 and beyond.

Ark-La-Tex Acquisition

Forest has entered into a definitive agreement with a private entity to acquire producing assets including approximately 69,000 gross acres (47,000 net acres) primarily in its core Ark-La-Tex area. Forest attributes estimated proved reserves of 110 Bcfe (45% proved developed) to the properties which produced an average of approximately 13 MMcfe/d in 2007.  Forest has identified more than 500 additional vertical and horizontal drilling locations on the properties included in the acquisition primarily in the Cotton Valley and Travis Peak intervals.  Forest will pay approximately $285 million cash for the assets, subject to customary adjustments tied to an economic effective date of March 1, 2008, and intends to fund the acquisition using its credit facility and cash on hand.

Craig Clark, Forest’s President and Chief Executive Officer, stated, “This negotiated transaction adds significant acreage and drilling opportunities to our sizeable presence in the Ark-La-Tex area.  Forest had little activity in this area two years ago, but it has been the fastest growing area within the Company recently.  The acquisition nearly doubles our East Texas / North Louisiana leasehold to over 140,000 gross acres.  Our near term work will focus on the Cotton Valley and Travis Peak intervals, both vertically and horizontally.  Additionally, we may have opportunities in the Bossier / Haynesville Shale and James Lime.  This is an excellent bolt on acquisition for our Eastern Business Unit.”

Forest intends to update 2008 guidance when the acquisition is closed.  The acquisition is scheduled to close in the second quarter of 2008 and is subject to customary closing conditions and adjustments.

Analyst Conference

Forest will discuss these items and other corporate matters today at its 2008 Analyst Conference in New York. To access the live webcast, visit Forest’s website at www.forestoil.com today at 1:00 PM ET. The slides that accompany the conference presentation will be posted to Forest’s website today by 11:00 AM ET. The webcast will include presentations from Forest’s senior management and will last approximately three hours. If you are unable to listen to the live webcast, a replay will be available through Friday, April 18, 2008 and can be accessed from www.forestoil.com.

Reserve Information

The Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  The description regarding the Utica Shale project above includes a reference to reserve potential.  Forest uses the terms “probable” and “possible” reserves, resource “potential” or “upside” or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines strictly prohibit Forest from including in filings with the SEC.  These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by Forest.  Investors are urged to consider closely the disclosure in Forest’s Annual Report on Form 10-K for fiscal year ended December 31, 2007, copies of which are available for free from Forest by writing Forest at 707 17th Street, Suite 3600, Denver, CO 80202, Attention: Investor Relations, or by calling Investor Relations at 303.812.1400, or visiting Forest’s website at www.forestoil.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its 2007 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

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Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Arkansas, Colorado, Louisiana, New Mexico, Oklahoma, Texas, Utah, and Wyoming, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

April 1, 2008